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                                                                      EXHIBIT 11

                            VERSUS TECHNOLOGY, INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                                          1997                  1996
                                                                          ----                  ----

PRIMARY AND FULLY DILUTED EARNINGS (LOSS) PER SHARE:

Net loss                                                            $  (2,610,000)        $   (2,006,000)
                                                                    ====================================
Calculation of weighted average common shares outstanding:
   Outstanding common shares at beginning of year                      36,543,573             18,910,697
   Impact of private placement offerings:
         August 26, 1996 - 11,335,000 shares                                    -              2,044,016
         September 29, 1995 - 14,674,917 shares                                 _                      _
   Impact of August 26, 1996 Olmsted Engineering Co.
         acquisition and issuance of 6,379,889 shares, less
         510,000 subsequently retired shares                                    -              1,058,525
   Impact of issuance of shares to acquire intellectual
          property from Precision Tracking FM, Inc.                     1,201,096
   Other                                                                   (7,385)              (153,162)

      Total weighted average common shares (A)                         37,737,284             21,860,076
                                                                    ====================================
Primary and Fully Diluted Loss Per Share                            $        (.07)        $         (.09)
                                                                    ====================================


NOTE:
(A) The weighted average effect of common stock equivalents was anti-dilutive for both fiscal 1997 and fiscal 1996 and, therefore, was not considered in the above calculation.


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